EXHIBIT 10.7

                           RESTRICTED STOCK AGREEMENT

         AGREEMENT made as of the 5th day of October, 2001, by and between AmeriServ Financial, Inc., a Pennsylvania corporation (the "Company"), and Orlando B. Hanselman, an individual who is presently the Chairman, President and Chief Executive Officer of the Company (the "Grantee").

                              W I T N E S S E T H:


         WHEREAS, at the January 26, 2001 meeting of the Board of Directors (the "Board"), the Board determined that it was in the best interest of the Company and its shareholders to award the Restricted Stock Grant evidenced by this Agreement to the Grantee;

                  WHEREAS, the Board adopted the 2001 Stock Incentive Plan (the "Plan") on February 23, 2001;

         WHEREAS, the Company's shareholders approved the Plan at the annual meeting of shareholders held on April 24, 2001; and

         NOW, THEREFORE, in consideration of the premises and intending to be legally bound, the parties agree as follows:

         1. Incorporation of Plan By Reference. The Plan document is incorporated herein by reference and made a part hereof. The defined terms, rules of interpretation and other substantive provisions set forth in the Plan shall apply to this Agreement. To the extent any term of this Agreement conflicts with a provision of the Plan, the Plan shall govern the Grantee's and the Company's rights and obligations hereunder.

         2. Award of Grant. The Company hereby awards the Grantee a Restricted Stock Grant for 156,000 shares of Stock, subject to the terms and conditions set forth herein.

         3. Grant Date. The Grant Date of the Restricted Stock Grant awarded hereby shall be January 26, 2001.


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         4. Issuance of Shares. The shares of Restricted Stock awarded under
Section 2 shall be issued in the form of share certificates upon vesting as described in Section 5 of this Agreement.

         5. Vesting. The Grantee shall vest in the right to receive shares of Restricted Stock, free from the restrictions of this Agreement, in accordance with the following vesting schedule:

         Anniversary of Grant Date             Number of Shares Vesting
         Fifth anniversary                              52,000
         Sixth anniversary                              10,400
         Seventh anniversary                            10,400
         Eighth anniversary                             10,400
         Ninth anniversary                              10,400
         Tenth anniversary                              10,400
         Eleventh anniversary                           10,400
         Twelfth anniversary                            10,400
         Thirteenth anniversary                         10,400
         Fourteenth anniversary                         10,400
         Fifteenth anniversary                          10,400

A certificate for vested shares shall be delivered to the Grantee as soon as administratively feasible, but in no event more than 15 days following the vesting date.

         6. Cash Bonus. In order to provide the Grantee with cash to pay all or a portion of the federal and state income taxes that Grantee will recognize on the initial vesting date of January 26, 2006, and to reduce the likelihood that Grantee would be required to sell shares of the Company stock to satisfy this tax obligation, the Company shall pay to the Grantee, concurrently with the delivery of the share certificate due on the fifth anniversary of the date hereof, the sum of $102,000.

         7. Dividends. At such time as a share certificate is delivered to the Grantee for vested shares of Stock, the Company shall also deliver to the Grantee an amount equal to the aggregate dividends that have been paid on such shares with respect to record dates occurring on or after the Grant Date, less any required withholding taxes. No interest shall be owed on the dollar amount so paid. In no event shall any accumulated dividend amount be distributed with respect to forfeited shares.


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         8. Voting Rights. So long as shares of Stock are held by the Corporate
Secretary and have not yet vested, the Grantee shall not be entitled to cast votes with respect to such shares.

         9. Change of Control. Upon the occurrence of a Change of Control, the vesting and other rights of the Grantee with respect to shares of Restricted Stock shall be as determined in accordance with the terms of the Plan document.

         10. Rights Upon Termination of Employment.

                  (a) Death or Disability During First Five Years. In the event of the Grantee's termination of employment by reason of his death or Disability prior to the fifth anniversary of the Grant Date, all shares and accrued dividends shall thereupon be forfeited.

                  (b) Death or Disability On or After Fifth Anniversary. In the event of the Grantee's termination of employment by reason of his death or Disability on or after the fifth anniversary of the Grant Date, 50% of the then unvested shares shall thereupon become vested and shall be distributed within 30 days thereafter to such person or persons as the Grantee may have last designated in writing to the Company. If no such person has been designated or no such person survives the Grantee, the relevant shares shall be distributed to his estate. The remaining 50% of the then unvested shares shall thereupon be forfeited.

                  (c) Other Termination. In the event of the Grantee's termination of employment, at any time, for any other reason, all unvested shares and accrued dividends shall thereupon be forfeited.

                  (d) Meaning of Termination of Employment. For purposes of this Agreement, the Grantee's employment shall be deemed to have terminated as of the close of the day on which he ceases to be a common law employee of the Company or a Subsidiary or a director of any such corporation.

         11. No Deferral. The shares of Restricted Stock subject to this Agreement shall be distributed at such times as are determined herein and shall not be subject to deferral, at the election of the Grantee or the Company, of the otherwise required delivery date.


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         12. Grantee's Acknowledgements. The Grantee acknowledges that he has received and read a copy of the Plan document.

         IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date and year first above written.


Witness:                                   AmeriServ Financial, Inc.

/s/ Betty L. Jakell
----------------------------------
Corporate Secretary                        By /s/ Jeffrey A. Stopko
                                             -----------------------------------
                                             Jeffrey A. Stopko, Senior Vice
                                             President and Chief Financial
                                             Officer

Witness:


/s/ Betty L. Jakell                           /s/ Orlando B. Hanselman
----------------------------------           -----------------------------------
Corporate Secretary                          Orlando B. Hanselman, Grantee


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